Exhibit 99.1

Orient Paper, Inc. Announces Unaudited Preliminary Financial Results for First Quarter 2016

Company to Host Earnings Conference Call on Thursday, May 12, 2016, at 8:00 am ET

BAODING, China, May 5, 2016 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited preliminary results for the quarter ended March 31, 2016. The Company anticipates filing its quarterly report on Form 10-Q with the Securities and Exchange Commission and releasing its earnings after the market close on Wednesday, May 11, 2016. The Company will host its first quarter 2016 financial results conference call at 8:00 am Eastern Time (5:00 am Pacific Time/8:00 pm Beijing Time) on Thursday, May 12, 2016.

Selected First Quarter 2016 Financial Results (Unaudited and Preliminary)

	For the Three Months Ended March 31,
	2016	2015	% Change
Revenue ($M)	$27.9	$26.5	5.3%

Sales volume (tonnes)
Regular Corrugating Medium Paper ("CMP")*	49,002	44,770	9.5%
Light-Weight CMP**	8,998	8,501	5.9%
Tissue Paper Products	1,267	NA	NA
Offset Printing Paper	10,885	9,874	10.2%
Digital Photo Paper	174	NA	NA

Average selling price ($/tonne)
Regular Corrugating Medium Paper ("CMP")*	$324	$369	-12.0%
Light-Weight CMP**	$331	$376	-12.0%
Tissue Paper Products	$1,258	NA	NA
Offset Printing Paper	$655	$689	-4.9%
Digital Photo Paper	$1,798	NA	NA

Gross profit ($M)	$3.8	$5.0	-24.5%
Net income ($M)	$(1.4)	$2.1	-165.3%
Diluted EPS ($)	$(0.06)	$0.10	-164.1%

* Products from PM6

** Products from the newly renovated PM1

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, “Despite the continued headwinds posed by the weakening Chinese economy and the RMB’s depreciation against the U.S. dollar, which led to a 5.4% decline in blended average selling price, revenue increased by 5.3% to $27.9 million as a result of an 11.4% increase in overall sales volume in the first quarter of 2016 as compared to the first quarter of 2015. Our tissue paper products have continued to experience strong sales growth since their commercial production launch in June 2015, and generated revenue of $1.6 million in the first quarter of 2016. Looking ahead, we expect the pricing environment for most of our products to continue to be sensitive to currency fluctuations. In the near-term, we believe that overall sales volume will increase at a healthy clip and that our tissue paper product segment will continue to experience strong growth.”

Earnings Conference Call:

The Company’s management will host a conference call to discuss its first quarter 2016 financial results at 8:00 am US Eastern Time (5:00 am US Pacific Time/8:00 pm Beijing Time) on Thursday, May 12, 2016.

To attend the conference call, please dial-in using the information below. When prompted upon dialing-in, please provide the conference ID or ask for the "Orient Paper First Quarter 2016 Earnings Conference Call."

Conference Call

Date:	Thursday, May 12, 2016

Time:	8:00 am ET

International Toll Free:	United States: +1-855-500-8701 Mainland China: 400-120-0654 Hong Kong: 800-906-606 International: +65-6713-5440

Conference ID:	5194242

This conference call will be broadcast live on the Internet and can be accessed by all interested parties athttp://www.orientpaperinc.com/, or http://edge.media-server.com/m/p/trsne9an.

Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through May 20, 2016. To listen, please dial +1-855-452-5696 if calling from the United States, or +61-290-034-211 if calling internationally. Use the passcode 5194242 to access the replay.

About Orient Paper, Inc.

Orient Paper, Inc. ("Orient Paper") is a leading paper manufacturer in North China. Using recycled paper as its primary raw material (with the exception of its digital photo paper and tissue paper products), Orient Paper produces and distributes three categories of paper products: corrugating medium paper, offset printing paper, and other paper products, including digital photo paper and tissue paper products.

With production based in Baoding and Xingtai in North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc, which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd.

Founded in 1996, Orient Paper has been listed on the NYSE MKT under the ticker symbol "ONP" since December 2009. For more information about the Company, please visit http://www.orientpaperinc.com.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company's public filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

Company Contact:

Orient Paper, Inc.

Email: ir@orientpaperinc.com

Investor Relations:

Tina Xiao
Weitian Group LLC
Email: onp@weitian-ir.com

Phone: +1-917-609-0333